Exhibit 5.1

[Letterhead of Jones Day]

April 15, 2004

Laidlaw International, Inc.
55 Shuman Boulevard, Suite 400
Naperville, Illinois 60563

Re:	Registration Statement on Form S-8 for Laidlaw International, Inc. 2003 Equity and Performance Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel for Laidlaw International, Inc., a Delaware corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission to register under the Securities Act of 1933 (the “Act”) 4,971,312 shares of the common stock, par value $.01 per share, of the Company (the “Common Stock”) that may be issued and sold in accordance with the 2003 Equity and Performance Incentive Plan of the Company (the “Plan”), and the accompanying preferred stock purchase rights (the “Rights”).

     In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

     1. The Common Stock that may be issued and sold pursuant to the Plan, is duly authorized and, when issued and delivered in accordance with the Plan, will be validly issued, fully paid and nonassessable; provided that the consideration received by the Company is at least equal to the stated par value of such shares of Common Stock.

     2. When issued in accordance with the terms of the Rights Agreement, dated as of June 23, 2003, between the Company and Wells Fargo Bank Minnesota, National Association, as rights agent (the “Rights Agreement”), the Rights will be validly issued.

     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue and sell the Common Stock pursuant to the Plan will be in full force and effect at all times at which such shares of Common Stock are issued or sold by the Company, and the Company will take no action inconsistent with such resolutions.

     The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day